Exhibit 99.1
[SONA BANK Logo]





SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
PRICES INITIAL PUBLIC OFFERING, BEGINS
TRADING TODAY


For Immediate Release
Wednesday November 1, 2006

Contact: Rod Porter, 202-464-1130 Ext. 2406         Matt Veneri, 202-258-2450
Southern National Bancorp of Virginia, Inc.         FIG Partners LLC

Charlottesville, Virginia: November 1, 2006. Southern National Bancorp of Virginia, Inc., the holding company for Sonabank, N.A., announced that its initial public offering of 2,000,000 shares of common stock was priced on October 31, 2006 at $14.00 per share. The Company also announced that its NASDAQ listing application was approved and that its common stock will commence trading today on The NASDAQ Capital Market under the symbol SONA.

The offering is solely managed on a best efforts basis by FIG Partners LLC. The offering is expected to close on November 6, 2006.

A registration statement relating to these securities was declared effective as of October 31, 2006 by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of
any such state or jurisdiction.   The offering of these securities will be
made only by means of a prospectus, copies of which may be obtained from FIG Partners, LLC, 100 Colony Square, 1175 Peachtree Street, N.E., Suite 2250, Atlanta, Georgia 30361; telephone (404) 601-7200.


About Southern National Bancorp of Virginia, Inc.

Southern National Bancorp of Virginia, Inc. raised $35 million in a private offering in March 2005. Southern National Bancorp is the holding company for Sonabank, N.A., a national banking association. Sonabank opened on April 14, 2005. Sonabank is headquartered in its Charlottesville, Virginia branch, at 1770 Timberwood Drive in the Forest Lakes shopping center. Its second branch office is located at 511 Main Street, Clifton Forge, Virginia. Sonabank also has a Loan Production Office at 230 Court Square in



Charlottesville. Sonabank's Administrative Offices are located at 550 Broadview Avenue in Warrenton, Virginia, where Sonabank expects to open a branch in the first quarter of 2007. In July 2006, Southern National Bancorp and Sonabank entered into an agreement to acquire 1st Service Bank, a federal savings bank with three branches located in Fairfax, Virginia. This merger is expected to close late in the fourth quarter of 2006.

Forward-Looking Statements

This press release contains forward-looking statements that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including customary closing conditions to the offering described herein and the other factors identified in the prospectus of Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

                                   END